Exhibit 99.1

                   VSE Reports Second Quarter 2004 Results

                   Company Earns $0.38 Per Share in Quarter

     Alexandria, Virginia, July 29, 2004 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the three- and six-month periods ended June 30, 2004 and 2003:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(dollars in thousands, except share data)
_________________________________________________________________________________________
                                                    Three Months           Six Months
                                                  2004       2003       2004       2003
                                                  ----       ----       ----       ----
Revenues, principally from contracts          $  54,042  $  29,368  $  96,652  $  55,830
Costs and expenses of contracts                  52,431     28,608     93,894     54,373
                                              ---------  ---------  ---------  ---------
Gross profit                                      1,611        760      2,758      1,457
Selling, general and administrative expenses        245         48        257         90
Interest income, net                                (26)       (15)       (45)       (31)
                                              ---------  ---------  ---------  ---------
Income before income taxes                        1,392        727      2,546      1,398
Provision for income taxes                          538        291        984        530
                                              ---------  ---------  ---------  ---------
Net income                                    $     854  $     436  $   1,562  $     868
                                              =========  =========  =========  =========
Weighted average shares outstanding:
Basic                                         2,221,559  2,188,635  2,218,887  2,187,841
Diluted                                       2,305,911  2,220,333  2,296,262  2,222,576

Earnings per share:
Basic                                         $     .38  $     .20  $     .70  $     .40
Diluted                                             .37        .20        .68        .39


Financial Results

     VSE revenues increased about $24.7 million (up 84%) for the quarter and about $40.8 million (up 73%) for the six months compared to the same periods of last year, primarily due to a higher volume of work in the company's BAV ship transfer division and in its Communications and Engineering (CED) and Fleet Maintenance divisions.

     VSE net income increased about $418 thousand (up 96%) for the quarter and about $694 thousand (up 80%) for the six months compared to the same periods of last year, primarily due to the increase in revenues, to higher profit margins in the Systems Engineering Division, Fleet Maintenance Division, and Energetics based in part on the Company's ability to spread corporate costs over a larger revenue base, and to the elimination in 2004 of any significant losses on residual Telecommunications Technologies Division work. The increase in net income for the six-month period was partially offset by losses incurred on the CED Rapid Response support contract and by an increase in selling, general and administrative expenses primarily attributable to costs associated with vacant facilities.

     Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "Second quarter revenues of about $54 million are a near record for the company. Net earnings of about $854 thousand for the quarter ($.38 per share) are keeping pace with the increase in revenues, and margins in some of our work are benefited by the higher volume."

     "Looking forward, we are focused on executing our plan to deliver high quality products and services while increasing revenues and profit. One indicator is the increase in our funded backlog from about $83 million at the end of 2003 to about $150 million at the end of June 2004. We have a number of proposals in preparation for new and repeat work, and we continue to seek opportunities for growth, including potential acquisitions."

     "I look forward to reporting on our progress in the months ahead."

     VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 15 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at
(703) 317-5202.

     VSE shares are traded on Nasdaq under the symbol "VSEC."


News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

                              ###